          As filed with the Securities and Exchange Commission on July 12, 2002


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              ---------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
             (Exact name of registrant as specified in its charter)


                   Nevada                     911948329
         (State of Incorporation)   (IRS Employer Identification No.)



            NO.12 JIANCE ROAD, NANGANG DISTRICT, HARBIN, CHINA, 15008
                    (Address of principal executive offices)
                                 86-451-666-6601
                (Issuer's telephone number, including area code)

                         Internet Golf Association, Inc.
      (Former name, former address and former fiscal year, if changed since last report)

                              CONSULTING AGREEMENTS
                              (Full title of plan)

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
    Title of      Amount to be      Proposed        Proposed        Amount of
 Securities to     Registered        Maximum         Maximum      Registration
 be Registered                   Offering Price     Aggregate          Fee
                                  Per Share(1)      Offering
                                                    Price(1)
--------------------------------------------------------------------------------
 Common Shares    1,200,000(2)        $0.80         $840,000         $77.28
--------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the registration fee upon the basis of fluctuating market prices pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Share was determined by averaging the high and low prices of the common shares of American Oriental Bioengineering, Inc., as reported on the Over the Counter Bulletin Board on July 11, 2002.

(2) Consists of shares reserved for issuance pursuant to the consulting agreements as described herein. This registration statement also relates to such indeterminate number of additional shares of common stock of American Oriental Bioengineering, Inc, as may be issuable as a result of stock splits, stock dividends or similar transactions.

PART I. INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Prospectus is part of a Registration Statement which registers an aggregate of 1,200,000 shares of our common stock, $.001 par value, which will be issued as set forth herein to the following named persons who are "Selling Shareholders":

     Name            Number of Shares         Services to Be Provided to the Company
Zhang Bing Xiao          300,000              Mr. Xiao will research and report
                                              on the market for our products and those
                                              of our competitors. In light of his
                                              conclusions, he will formulate our sales
                                              strategies, promotional and sale
                                              campaigns.

Bai Cao                  450,000              Mr. Cao will conduct research and
                                              development in the field bio-engineering
                                              technology, health supplements and food
                                              products. He will also a research the
                                              application of such results to commercial
                                              production.

Kou Yu Min               450,000              Mr. Min will provide expertise on the
                                              production work flow for the
                                              manufacturing of cancer-treatment
                                              products that employ protein peptide. He
                                              will also develop solutions to problems
                                              that arise in connection of the
                                              manufacture of such products.

      On June 2, 2002, we entered into consulting agreements for services as summarized aboved with Zhang Bing Xiao, Bai Cao and Koa Yu Min. We have been advised by the consultants that they may sell all or a portion of the shares of common stock owned by them from time to time through securities brokers/dealers at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions.

      No other person is authorized to give any information or make any representation not contained or incorporated by reference in this prospectus, in connection with the offer contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

      The shares of common stock offered hereby will be sold from time to time by the individuals listed under the selling shareholders section of this document. The selling shareholders acquired the shares pursuant to compensatory benefit plans for consulting services that the selling shareholders will provide to us. The sales may occur in transactions on the NASD over-the-counter market at prevailing market prices or in negotiated transactions. We will not receive proceeds from the sale of any of the shares registered here. Pursuant to the constuling agreements, we are paying for the expenses incurred in registering the shares.

      The shares are "restricted securities" under the Securities Act and the regulations promulgated thereunder before their sale under this registration statement. The reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling shareholder to the public without restriction. To our knowledge, no selling shareholder has any arrangement with any brokerage firm for the sale of the shares. Each selling shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act and the regulations promulgated thereunder. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

      This reoffer prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Item 2. Registrant Information and Employee Plan Annual Information.

WE HEREBY UNDERTAKE TO FURNISH WITHOUT CHARGE TO EACH SUCH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED IN ITEM 3, PART II OF THIS REGISTRATION STATEMENT, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS SHOULD BE ADDRESSED TO No. 12 Jionce Road, Nongang District, Harbin, China, 15008.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      We have filed the following documents with the Securities and Exchange Commission within the preceding fiscal year: a Quarterly Report on Form 10QSB, filed, on May 17, 2002, and an Annual Report on Form 10KSB, filed on April 12, 2002. The above referenced reports, which were previously filed with the Commission are incorporated herein by reference.

      All documents filed by us pursuant to Section 13, or 15 (d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Item 4. Description of Securities

      We are authorized to issue 100,000,000 shares of Common Stock, $0.001 par value. Our stock is currently traded on the OTCBB, under the symbol AOBO. The presently outstanding shares of common stock are fully paid and nonassessable. As of May 31, 2002, approximately 10,141,017 shares of our common stock were outstanding not including those shares being registered in this statement. Each holder of the common stock is entitled to one vote for each share of stock standing in its name. Dividends may be declared, subject to the provisions of the laws of the State of Nevada and the Articles of Incorporation, by the Board of Directors at any regular or special meeting and may be paid in cash, property, shares of corporate stock, or any other medium. The Board of Directors may fix in advance a record date, as provided in the By-laws, prior to the dividend payment for the purposes of determining shareholders entitled to receive payment of any dividend. The Board of Directors may close the stock transfer books for such purpose for a period of not more than ten (10) days prior to the payment date of such dividend. Except as may otherwise be provided by the Board of Directors, no holder of any shares of our common stock shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of our common stock or any other class of shares hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares. Our registrar and transfer agent is ComputerShare Investor Services. Under current Nevada law, a shareholder is afforded dissenters' rights which, if properly exercised, may require us to purchase his shares Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to a company's certificate of incorporation. There are no shares of preferred stock authorized.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

      Pursuant to Section 78.7502 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being our director or officer, or serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such actions suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

      The Shares will be issued for advisory and consulting services to be rendered. These issuances will be made in reliance on the exemption from the registration requirements of the Securities Act, contained in Section 4(2) thereof, covering transactions not involving any public offering or not involving any "offer" or "sale".

Item 8. Exhibits.

The following documents are filed as Exhibits to this Registration Statement:

4.1   Consulting Agreement with Bai Cao
4.2   Consulting Agreement with Kou Yu Min
4.3   Consulting Agreement with Zhong Bing Xiao
5.1   Opinion of counsel as to the validity of the shares being registered.
23.1  Consent of counsel (included in Exhibit 5.1)
23.2  Consent of Thomas Ledger & Company LLP, Certified Public Accountants

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harbin, District of Nangang, People's Republic of China, on this 10th day of July , 2002.

                                         AMERICAN ORIENTAL
                                         BIOENGINEERING, INC.

                                         By:    /s/ Shujun Liu
                                             --------------------------------
                                             Name:  Shujun Liu
                                             Title: President and CEO


                               POWERS OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Shujun Liu his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in and all capacities, to sign any or all Amendments (including post-effective Amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                                     TITLE                                  DATE


                                               President, Chief Executive
/s/ Shujun Liu                                 Officer and Director
-----------------------                        (Principal Executive Officer)                 July 10, 2002
Shujun Liu

/s/ Yanchun Li                                 Treasurer and Director
-----------------------                        (Principal Financial Officer)                 July 10, 2002
Yanchun Li